FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               QUANTUM CORPORATION
                             -----------------------
             (Exact name of registrant as specified in its charter)


              DELAWARE                                     94-2665054
--------------------------------------       -----------------------------------
State of incorporation or organization)     (I.R.S. Employer Identification No.)


                   500 McCarthy Boulevard, Milpitas, CA 95035
                     --------------------------------------
               (Address of principal executive offices) (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class             Name of each exchange on which
            to be so registered             each class is to be registered
            -------------------             ------------------------------
                    None                                None

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check this box. [ ]

         If this Form relates to the registration of a class of debt securities and is to be effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of class)

Item 1.  Description of Securities to be Registered

                  On April 30, 1998, the Board of Directors of Quantum Corporation (the "Company") declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock (the "Common Shares") of the Company. The dividend is payable on August 5, 1998 (the "Record Date") to the stockholders of record as of the close of business on that date, and is further payable with respect to each Common Share that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined herein), and in certain circumstances after the Distribution Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (a "Preferred
                  Share"), of the Company, at a price of $115 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Preferred Shares Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

                  The following is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement, including the Form of Rights Certificate and Summary of Rights to be provided to stockholders of the Company, is attached as Exhibit 4.1 to this Registration Statement and is incorporated herein by reference.

                  Distribution and Transfer of Rights; Rights Certificate

                  The Board of Directors has declared a dividend of one Right for each Common Share. Prior to the Distribution Date referred to below, the Rights will be evidenced by and trade with the certificates for the Common Stock. After the Distribution Date, the Company will mail Rights certificates to the Company's stockholders and the Rights will become transferable apart from the Common Stock.

                  Distribution Date

                  Rights will separate from the Common Stock and become exercisable following (a) the tenth day (or such later date as may be determined by a majority of the Board of Directors) after a person or group acquires beneficial ownership of 20% or more of the Company's Common Stock or (b) the tenth business day (or such later date as may be determined by a majority of the Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the Company's Common Stock.

                  Preferred Stock Purchasable Upon Exercise of Rights

                  After the Distribution Date, each Right will entitle the holder to purchase for $115, a fraction of a Preferred Share with economic terms similar to that of one share of the Company's Common Stock.

                  Flip-In

                  If an acquiror (an "Acquiring Person") obtains 20% or more of the Company's Common Stock, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Company's Common Stock having a then current market value of twice the Exercise Price.

                  Flip-Over

                  If, after an Acquiring Person obtains 20% or more of the Company's Common Stock, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company's assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of Common Stock of the Person engaging in the transaction having a then current market value of twice the Exercise Price (unless the transaction satisfies certain conditions and is consummated with a Person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

                  Exchange Provision

                  At any time after the date an Acquiring Person obtains 20% or more of the Company's Common Stock and prior to the acquisition by the Acquiring Person of 50% of the outstanding Common Stock, a majority of the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

                  Redemption of the Rights

                  Rights will be redeemable at the Company's option for $0.01 per Right at any time on or prior to the tenth day (or such later date as may be determined by a majority of the Board of Directors) after public announcement that a Person has acquired beneficial ownership of 20% or more of the Company's Common Stock.

                  Expiration of the Rights

                  The Rights expire on the earliest of (a) August 4, 2008, (b) exchange or redemption of the Rights as described above, or
                  (c) consummation of a merger or consolidation resulting in expiration of the Rights as described above.

                  Amendment of Terms of Rights

                  The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

                  Voting Rights

                  Rights will not have any voting rights.

                  Anti-Dilution Provisions

                  Rights   will   have  the   benefit   of   certain   customary
                  anti-dilution provisions.

                  Taxes

                  The Rights distribution should not be taxable for federal income tax purposes. However, following an event which renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

Item 2.           Exhibits

                  The following exhibit is filed as a part of this registration statement:

                  4.1 Preferred Shares Rights Agreement, dated as of July 28, 1998, between Quantum Corporation and Harris Trust and Savings Bank, including a form of Rights Certificate attached thereto as Exhibit B and the form of Summary of Rights attached thereto as Exhibit C.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  August 4, 1998                       QUANTUM CORPORATION


                                            By:  /s/ Michael Brown
                                                --------------------------------
                                                 Michael Brown
                                                 Chairman of the Board and Chief
                                                 Executive Officer

                                    FORM 8-A

                               QUANTUM CORPORATION

                                INDEX TO EXHIBITS

Exhibits No.
------------

                  4.1 Preferred Shares Rights Agreement, dated as of July 28, 1998, between Quantum Corporation and Harris Trust and Savings Bank, including a form of Rights Certificate attached thereto as Exhibit B and the form of Summary of Rights attached thereto as Exhibit C.